Exhibit 10.14

Exhibit 10.14 - 1

OPTION AGREEMENT

made between

TNR GOLD CORP.

ANTONIO AUGUSTIN GIULIANOTTI

and

FABIO MONTANARI

March 21, 2007

Exhibit 10.14 - 2

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1 Definitions	2
1.2 Included Words	5
1.3 Headings	5
1.4 References	5
1.5 Currency	5
1.6 Knowledge	5
1.7 Schedules	5
1.8 Governing Law	6
1.9 Severability	6

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1 Mutual Representations and Warranties	6
2.2 Optionor's Representations and Warranties	6
2.3 Optionee's Representations and Warranties	7
2.4 Titleholders Representations and Warranties	8
2.5 Survival of Representations and Warranties	9

ARTICLE 3
OPTION

3.1 Titleholder Approval and Acknowledgement	9
3.2 Grant of Option	9
3.3 Earn In	9
3.4 Optionee’s Election to Terminate	11
3.5 Termination with No Interest	11
3.6 Expenditure Statement and Audit	12

ARTICLE 4
OPTION PERIOD RIGHTS AND OBLIGATIONS

4.1 Optionee's Right of Entry	12
4.2 Optionor’s and Titleholder’s Obligations	13
4.3 Optionee's Obligations	13
4.4 Management Committee	14
4.5 Emergency Expenditures	14
4.6 Registered Title	14
4.7 Abandonment of Property	15

ARTICLE 5
FORMATION OF JOINT VENTURE

5.1 Formation of Joint Venture	15
5.2 Initial Interests and Expenditures	16
5.3 Joint Venture Operator	16

ARTICLE 6
TRANSFERS

6.1 Limitations on Transfers	16
6.2 Prohibited Dispositions	16
6.3 Right of First Offer	16
6.4 Exceptions	17
6.5 Conditions of Transfers	17
6.6 Partial Transfers	17

ARTICLE 7
FORCE MAJEURE

7.1 Events	18
7.2 Effect of Force Majeure	18
7.3 Obligation to Remove Force Majeure	18
7.4 Giving Notice	18

ARTICLE 8
CONFIDENTIAL INFORMATION

8.1 Confidential Information	18
8.2 Information in Public Domain	19
8.3 News Release	19

ARTICLE 9
ARBITRATION

9.1 Single Arbitrator	19
9.2 Prior Notice	19
9.3 No Agreement	19
9.4 Conduct of Arbitration	19

ARTICLE 10
AREA OF INTEREST

10.1 Limitation on Acquisitions	20
10.2 Acquisition of Additional Property	20
10.3 Notice of Rejection	20
10.4 Title to Additional Property	20
10.5 Further Assurance	20
10.6 Non-Compliance Constitutes Default	21

ARTICLE 11
NOTICE

11.1 Method	21
11.2 Amending Addresses	21

ARTICLE 12
GENERAL

12.1 Other Activities and Interests	21
12.2 Entire Agreement	21
12.3 No Waiver	22
12.4 Further Assurances	22
12.5 Manner of Payment	22
12.6 Enurement	22
12.7 Special Remedies	22
12.8 Time of the Essence	22
12.9 Counterparts and Fax Execution	22

SCHEDULE A – Original Contract

SCHEDULE B - Terms for Joint Venture Agreement

SCHEDULE C – Letter of Intent

Exhibit 10.14 - 3

OPTION AGREEMENT

THIS AGREEMENT made effective as of the  21day of March, 2007.

BETWEEN:

FABIO MONTANARI., a businessman residing at Via Il Perugino 8, 09121 Cagliari Italy,  fax: +39 070 548 90 16,

("Optionor")

 OF THE FIRST PART

AND:

TNR Gold Corp., a corporation organized under the laws of British Columbia and having an office at 620 – 650 West Georgia Street, Vancouver, British Columbia, V6B 4N9, fax (604) 687 4670

("Optionee")

 OF THE SECOND PART

AND	ANTONIO AUGUSTIN GIULIANOTTI, a businessman residing at Doctor Aparicio Road 667, in the district of Nieve of San Salvador de Jujuy, Tel., 54-388-422722

("Titleholder")

 OF THE FIRST PART

WHEREAS:

(A)                      Pursuant to a Contract for Exploration with the Option to Purchase between the Optionor and the Titleholder, dated December 19, 2005 (the “Original Contract”) the Optionor has a right to acquire a 100% interest in the following Mining Rights, which are registered in the name of the Titleholder:

-
the Mining Right identified as “Expediente 88G32”, registered in the Mining Office of the Province of Jujuy and recorded as Eureka Mine, situated in the district of Santa Catalina of this Province, with an area of forty two hectares (42 hectares) and;

-	the Mining Right 020-G-1997 recorded as Sur Eureka Mine with an area of two thousand nine hundred twenty six hectares (2926 hectares).

Which are jointly referred to herein as the “Property”

Exhibit 10.14 - 4

(B) The Optionor and the Optionee have entered into a binding Letter of Intent dated February 5, 2007 (the “Letter of Intent”) whereby the Optionor granted the Optionee the right to acquire a 75% interest in the Property,  subject always to the Original Contract, and the parties wish to further formalize that agreement on the terms and conditions contained herein;

(C) The Titleholder is a party hereto to acknowledge this agreement and the terms it contains.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the sum of $10 now paid by the Optionee to the Optionor and Titleholder, the receipt of which is hereby acknowledged by the Optionor and Titleholder, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the Optionor and Titleholder, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, except as otherwise defined herein, the following capitalized words and phrases when used herein have the following meanings:

Additional Property means any Mineral Rights or Surface Rights acquired within the Area of Interest and which become a part of the Property as contemplated in Article 10.

Affiliate means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party.  For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

Area of Interest means all property, rights or mining interest acquired by any of the Parties during the validity of this Agreement or the Original Contract, in the areas contiguous to and within half a kilometre of the boundary of the Mining Estate as defined in the Original Contract.

Business Day means a day on which commercial banks are open for business in Buenos Aires, Argentina.

Effective Date means the effective date of this Agreement, being the date set out on the first page of this Agreement.

Election Notice has the meaning set out in section 3.3(a)b(ii)

Encumbrance means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant or other encumbrance of any nature.

Expenditures means all costs and expenses of whatever kind or nature spent or incurred by or on behalf of the Optionee from the date hereof in the conduct of exploration and development activities on or in relation to the Property including, without limitation:

Exhibit 10.14 - 5

(a)
in holding the Property in good standing (including any monies expended as required to comply with applicable laws and regulations, such as for the completion and submission of assessment work and filings required in connection therewith), in curing title defects and in acquiring and maintaining surface and other ancillary rights;

(b)	in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration and development activities on the Property;

(c)
in doing geophysical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses to determine the quantity and quality of Minerals, water and other materials or substances;

(d)	in the preparation of work programs and reporting as to the results thereof including any pre-feasibility or feasibility study or other evaluation of the Property;

(e)	in acquiring facilities or the use thereof and for all parts, supplies and consumables;

(f)	for salaries and wages, including actual labour overhead expenses for employees assigned to exploration and development activities on the Property;

(g)
travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property including for their food, lodging and other reasonable needs;

(h)	payments to contractors or consultants for work done, services rendered or materials supplied with respect to the Property;

(i)	all taxes levied against or in respect of the Property or activities thereon and the cost of insurance premiums and performance bonds or other security; and

(j)	a charge equal to a maximum of 15% of all the expenditures referred to in clauses (a) to (i) above for the Optionee’s head office expenditures relating to supervision and management of the contract.

Expenditure Date means a date by which Expenditures must be incurred on the Property  under Section 3.3.

Force Majeure has the meaning set out in the Original Contract.

Interest means an undivided right, title and interest in and to the Property.

Joint Venture means the joint venture between the Optionor and Optionee formed pursuant to Section 5.1(a).

Joint Venture Agreement means the joint venture agreement between the Optionor and Optionee executed and delivered pursuant to section 5.1(b), which shall be substantively in the format of the Rocky Mountain Mineral Law Foundation Form 5A as in Schedule “B” hereto.

Exhibit 10.14 - 6

Letter of Intent  means the binding Letter of Intent dated February 5, 2007, entered into between the Optionor and Optionee, a copy of which is attached as Schedule “C”

Minerals means any and all ores, and concentrates or metals derived therefrom, containing precious, base and industrial minerals and which are found in, on or under the Property and may lawfully be explored for, mined and sold pursuant to the Mineral Rights and other instruments of title under which the Property is held.

Mineral Rights means the prospecting licences, mining leases, mineral concessions and other forms of tenure or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any forms of mineral title recognized under the laws of Argentina or any subdivision thereof, whether contractual, statutory or otherwise, or any interest therein.

NSR means the Net Smelter Royalty on Production payable to the Titleholder in accordance with Section 3.3 and defined as any net smelter return derived from the development of mining operations on the Property. Specifically, net smelter return means the sum equal to the gross proceeds received from the sale of all refined minerals produced from the Property less:

(a)
all costs of transporting minerals or their derivatives (including transport to, from and between the Property and any smelter, refinery or other place for treatment and transport to the point of sale);

(b)	all costs of smelting and refining the minerals and their derivatives up to the point of sale including penalties for impurities and metal losses; and
(c)	all sales commissions and representation costs, sales taxes, production taxes, royalties, duties, levies and imposts payable as a result of production or sale of the minerals or their derivative.

Option means the option granted to the Optionee as provided in Section 3.2.

Option Interest means upon exercise of the Option pursuant to the terms hereof (in tandem with the exercise of the option under the Original Contract), with respect to the Joint Venture a 100% interest in the Property, with respect to the optionee, a 75% interest in the Joint Venture and with respect to the Optionor, a 25% interest in the Joint Venture.

Option Period means the period during which the Option remains in effect under this Agreement.

Optionor’s Interest means the 100% right to the Property the Optionor has the right to earn under the Original Contract.

Original Contract means the “Contract for Exploration with the Option to Purchase” between the Optionor and the Titleholder, dated December 19, 2005,  as amended March 20, 2006, pursuant to which the Optionor acquired its interest in the Property, a copy of which is attached as Schedule “A” hereto.

Participating Interest means an undivided beneficial interest in the Property and the other assets of the Joint Venture, or shares in a jointly owned company, in either case under the Joint Venture Agreement and expressed as a percentage of the entire interest or total issued shares, as the case may be.

Exhibit 10.14 - 7

Party means a party to this Agreement.

Property means the Mineral and Mining Rights described in the preamble hereto, and in the  Original Contract, defined therein as The Mining Estate, and after the date of this Agreement includes the Mineral Rights comprised in any Additional Property, together with any renewal of any of such Mineral Rights and any other form of successor or substitute title therefor.

Surface Rights means any interest in any real property, whether freehold, leasehold, license, right of way, easement or any other surface or other right in relation to real property.

Titleholder means Antonio Augustin Giulianotti, the registered holder of the underlying interest in the Property.

1.2	Included Words

This Agreement will be read with such changes in gender or number as the context requires.

1.3	Headings

The headings to the articles, sections, subsections or clauses of this Agreement are inserted for convenience only and are not intended to affect the construction hereof.

1.4	References

Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause or schedule refers to the article, section, subsection, clause or schedule bearing that number or letter in this Agreement.  A reference to "this Agreement", "the Option Agreement", "hereof", "hereunder", "herein" or words of similar meaning, means this Agreement including the schedules hereto, together with any amendments thereof.

1.5	Currency

All dollar amounts expressed herein, unless otherwise specified, refer to lawful currency of the United States of America.

1.6	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Optionor, the Optionor confirms that it has made due and diligent inquiry of such persons (including appropriate officers of the Optionor) as are reasonably necessary as to the matters that are the subject of the representations and warranties.

Exhibit 10.14 - 8

1.7	Schedules

The following schedules are attached to and incorporated in this Agreement by this reference:

Schedule A                                Original Contract
Schedule B                                Terms of Joint Venture Agreement
Schedule C                                Letter of Intent

1.8	Governing Law

This Agreement will be construed according to and governed by the laws in force in the Province of British Columbia and, except where matters are expressed herein to be subject to arbitration, the courts of such Province will have exclusive jurisdiction to hear and determine all disputes arising hereunder.  Nothing contained in this Section 1.8 is intended to affect the rights of a Party to enforce a judgement or award outside of British Columbia.

1.9	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1	Mutual Representations and Warranties

Each Party represents and warrants to the other Party hereto that:

(a)	it has full power and authority to enter into this Agreement;

(b)
neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(c)	the execution and delivery of this Agreement do not violate or result in the breach of the laws of any jurisdiction applicable to a Party or pertaining thereto or of its organizational documents; and

(d)	this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms.

2.2	Optionor's Representations and Warranties

The Optionor represents and warrants to the Optionee that, save and except and subject to the Original Contract:

(a)	each of the Mineral Rights comprising the Property, to the best of the Optionor’s knowledge, information and belief:

(i)
is fully and accurately described in the preamble hereto,  including any Encumbrances in relation thereto, and neither the Optionor nor any of its Affiliates has an interest in any other Mineral Rights which are located wholly or in part within the Area of Interest,

Exhibit 10.14 - 9

(ii)
is in good standing under the Original Contract and applicable laws, including the incurring of expenditures and the payment of surface taxes or other monies to the expiry dates shown in Schedule A;, and

(iii)
are wholly owned by and recorded or registered in the name of Titleholder or its affiliates, free and clear of all Encumbrances except those specifically identified in Schedule A, and the Optionor, subject to the Original Contract is in exclusive possession of such Mineral Rights;

(b)
Except as disclosed in the Original Contract, there are no outstanding agreements or options to acquire or purchase any of the Mineral Rights comprised in the Property, no person has any royalty or other interest whatsoever in production therefrom, and there is no adverse claim or challenge against or to the Titleholdership of or title to any of the Mineral Rights described in Schedule A, nor to the best of its knowledge is there any basis therefore;

(c)	the Original Contract is in good standing;

(d)
the Optionor has received no notice and has no knowledge of any proposal to terminate or vary the terms of or rights attaching to any of the Mineral Rights described in Schedule A from Titleholder, any government or other regulatory authority;

(e)
no proceedings are pending for and the Optionor is not aware of any basis for the institution of any proceedings leading to, the or the placing of the Optionor into bankruptcy or subject to any other laws governing the affairs of insolvent persons;;

(f)
there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the Property or the conduct of the business related thereto, nor to the best of its knowledge have any activities on the Property been in violation of any environmental law, regulations or regulatory prohibition or order, and to the best of its knowledge, conditions on and relating to the Property are in compliance with such laws, regulations, prohibitions and orders;

(g)	the Optionor has no Surface Rights that cover any lands located within the Area of Interest; and

(h)
 to the best of its knowledge there is no fact or circumstance known to the Optionor which has not been disclosed to the Optionee which would render any of the foregoing representations and warranties untrue, incomplete or otherwise misleading.

2.3	Optionee's Representations and Warranties

The Optionee represents and warrants to the Optionor and the Titleholder that:

(a)	it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;

(b)	its common shares are listed and trading on the TSX Venture Exchange under the symbol “TNR”, and it is in good standing with all regulatory bodies

Exhibit 10.14 - 10

2.4	Titleholders Representations and Warranties

The Titleholder represents and warrants to the Optionee and the Optionor that:

(a)	each of the Mineral Rights comprising the Property:

(i)	is fully and accurately described in the Original Contract and preamble hereto.

(ii)	is in good standing under the Original Contract and applicable laws, including the incurring of expenditures and the payment of surface taxes or other monies; and

(iii)
are wholly owned by and recorded or registered in the name of Titleholder or its affiliates, free and clear of all Encumbrances, and the Titleholder, subject to the Original Contract is in exclusive possession of such Mineral Rights;

(b)
There are no outstanding agreements or options to acquire or purchase any of the Mineral Rights comprised in the Property, no person, other than the Titleholder, has any royalty or other interest whatsoever in production therefrom, and there is no adverse claim or challenge against or to the ownership of or title to any of the Mineral Rights, nor to the best of its knowledge is there any basis therefore;

(c)	the Original Contract is in good standing;

(d)
the Titleholder has received no notice and has no knowledge of any proposal to terminate or vary the terms of or rights attaching to any of the Mineral Rights described in Schedule A from any government or other regulatory authority;

(e)
no proceedings are pending for and the Titleholder is not aware of any basis for the institution of any proceedings leading to, the or the placing of the Titleholder into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(f)
there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the Property or the conduct of the business related thereto, nor to the best of its knowledge have any activities on the Property been in violation of any environmental law, regulations or regulatory prohibition or order, and to the best of its knowledge, conditions on and relating to the Property are in compliance with such laws, regulations, prohibitions and orders;

(g)	the Titleholder has no Surface Rights that cover any lands located within the Area of Interest; and

Exhibit 10.14 - 11

(h)
to the best of its knowledge there is no fact or circumstance known to the Titleholder which has not been disclosed to the Optionor or Optionee which would render any of the foregoing representations and warranties untrue, incomplete or otherwise misleading.

(i)
the Titleholder is the sole registered and beneficial owner of all mineral and mining rights constituting the Property, free of all encumbrances, and the Property is not subject to any other options or claims except the Original Contract and this Agreement.

2.5	Survival of Representations and Warranties

The representations, warranties and covenants contained in this Agreement are conditions on which the Parties have relied in entering into this Agreement and will survive the execution hereof and the acquisition of any interest in the Property by the Optionee hereunder.  Each Party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.  A Party may waive any of such representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

ARTICLE 3
OPTION

3.1	Titleholder Approval and Acknowledgement

This Agreement is subject to the terms of, and will, except as altered hereby, be carried out in compliance with the Original Contract.  The Grant of Option contained in this section is subject to the approval of Titleholder, which approval is hereby granted by the Titleholder.   The Titleholder also acknowledges that by complying with the option conditions set out below, the Optionor and Optionee will have complied with and fulfilled the Call Option contained in section 9 of the Original Contract.

3.2	Grant of Option

The Optionor hereby grants to the Optionee the sole and exclusive right and option, in accordance with the other provisions of this Article 3, to acquire the Option Interest in the Property, free and clear of all Encumbrances except for any described in the Original Contract.

3.3	Earn In

If the Optionee wishes to exercise its Option and acquire an Interest of 75% in the Project, the Optionee must incur the following Expenditures and Option payments totaling US$3,000,000 by each of the dates specified (or such longer times as may be permitted by Article 7) and notify the Optionor thereof:

Exhibit 10.14 - 12

(a).           Expenditures on Property:

Expenditure Date	Minimum Expenditure Amount	Cumulative Amount
1.April 30, 2008	US$500,000	US$500,000
2.April 30, 2009	US$500,000	US$1,000,000
3.April 30, 2010	US $500,000	US$2,650,000

(b).           Payments to Optionor/Titleholder:

The following payments shall be made directly by the Optionee to the Titleholder in compliance with the terms of the Original Contract:

(i) Initial Payments

Deadline Date	Amount	Cumulative Amount
1.March 23, 2007	US$75,000, ($25,000 having been paid to the Optionor on February 5, 2006, to be paid to the Titleholder concurrently)	US$250,000, (inclusive of the $150,000 previously paid by the Optionor to the Titleholder under section 10.3 of the Original Contract
2.December 19, 2007	US$100,000	US$350,000
3.December 19, 2008 and every 6 months thereafter until the Property is put into Production	US$150,000

(ii)           NSR Alternatives and Additional Payments

The Optionee shall have the following alternative choices on the NSR and additional payments due to the Titleholder, exercisable at any time during the term of this Agreement by notice in writing to the Optionor and the Titleholder (the “Election Notice”):

A.	1% NSR

I           During the life of any mine on the Property, the Titleholder shall receive a 1% NSR, which may be bought out by the Joint Venture at any time for US$1,000,000

II           Additional payments inclusive of all option payments previously received by the Titleholder under the Original Contract and this Agreement, totalling either US$5,000,000 if paid in a one time lump sum, or US$5,500,000 if paid by way of instalments of US$500,000 every 6 months until paid in full, with the final payment equating to the balance required to bring the cumulative payments to US$5,500,000, provided that during the first year, the parties may agree to alternate payment amounts or schedules to adjust for lower expected cash flow during the first year.

Exhibit 10.14 - 13

B.	2% NSR

I           During the life of any mine on the Property, the Titleholder shall receive a 2% NSR, which may be bought out by the Joint Venture at any time for US$2,500,000

II           Additional payments inclusive of all option payments previously received by the Titleholder under the Original Contract and this Agreement, totalling either US$3,500,000 if paid in a one time lump sum, or US$3,850,000 if paid by way of instalments of US$500,000 every 6 months until paid in full, with the final payment equating to the balance required to bring the cumulative payments to US$3,850,000, provided that during the first year, the parties may agree to alternate payment amounts or schedules to adjust for lower expected cash flow during the first year.

C.	1% NSR Alternate

I           During the life of any mine on the Property, the Titleholder shall receive a 1% NSR, which may be bought out by the Joint Venture at any time for US$1,000,000

II           By paying US$700,000 in addition to funds paid under section 3.3(b)(i) as at the date of the Election Notice, the Joint-Venture shall be deemed to have obtained a 100% interest in the Property and the Optionee shall have exercised its option to acquire its 75% Option Interest.  The Titleholder’s right to the further payments set out below shall be secured by way of mortgage on the title to the Properties, or such other security as may be acceptable to the Titleholder.

III           Optionee shall pay the sum of US$200,000 on or before March 19 in every year from the date of the Election Notice until production commences, after which time the payment shall be increased to US$500,000 payable on or before the 19th days of each March and September until the payments, inclusive of all option payments previously received by the Titleholder under the Original Contract and this Agreement, equal US$5,000,000.  The instalment payments hereunder shall be in place of and not in addition to the payments scheduled under section 3.3(b)(i)3. above.

Provided that the Optionee has completed the above Expenditures and made the payments to the Titleholder within the time required, the Joint-Venture shall have acquired the Option Interest, subject only to the NSR, and the Optionor and the Optionee shall thereafter contribute to expenditures pro rata in accordance with their respective interest in the Property, with the Optionor holding 25% and the Optionee holding 75%, and cause the formation of the Joint Venture in accordance with Article 5.

3.4	Optionee’s Election to Terminate

Notwithstanding any other provision of this Article 3, the Optionee may elect at any time to terminate the Option by delivering notice to the Optionor.

3.5	Termination with No Interest

The Option granted pursuant to Section 3.2 will be of no further force and effect and will terminate, and the Optionee will acquire no Interest and will have no obligation to incur further Expenditures hereunder, on the earliest of:

Exhibit 10.14 - 14

(a)
a respective Deadline Date specified in Section 3.3, if the Optionee has failed to complete Expenditures in the amount specified in Section 3.3 by such Deadline Date (or failed to make the necessary payment to the Optionor in lieu thereof within 30 days thereafter as contemplated in Section 3.4); and

(b)	the effective date of the Optionee’s termination under Section 3.4.

3.6	Expenditure Statement and Audit

An itemized statement of Expenditures, inclusive of copies of all receipts and invoices, incurred in any period certified to be correct by an officer of the Optionee shall be conclusive evidence of the making of such Expenditures unless within 30 days of receipt of such statement the Optionor delivers a notice to the Optionee detailing its objections to the statement.  If the Optionor delivers an objection within such 30 day period, then the Optionor shall be entitled to request that the auditors of the Optionee audit the Expenditures provided for in the statement of Expenditures that is the subject of the objection notice, and:

(a)
if the auditors determine that the statement of Expenditures was accurate within five (5%) percent of actual Expenditures or that actual Expenditures incurred exceed the statement of Expenditures by more than five (5%) percent of those stated, then the costs of the audit will be borne by the Optionor, and the excess Expenditures, if any, will be credited towards the contributions required to be made by the Optionee under the Joint Venture Agreement; or

(b)
if the auditors determine that the statement of Expenditures overstated Expenditures actually made by greater than a five (5%) percent margin, then the costs of the audit will be borne by the Optionee and whatever the overstatement, only the actual Expenditures so determined will constitute Expenditures for the purposes of Section 3.3 or Section 3.4, as applicable.

If any such determination results in a deficiency in the amount of Expenditures required to be incurred by an Anniversary Date under Section 3.3 or Section 3.4 in order to exercise the Option, then the Optionee may pay to the Optionor with 30 days after such determination the amount equal to the deficiency, and such payment will be deemed to be a payment of cash in lieu of Expenditures made under Section 3.4 as of the relevant Anniversary Date.

The auditors’ determination of Expenditures will be final and determinative of the amounts stated in the statement in question, and will not be subject to arbitration hereunder.

ARTICLE 4
OPTION PERIOD RIGHTS AND OBLIGATIONS

4.1	Optionee's Right of Entry

Throughout the Option Period, subject to requirements of the Original Contract, the Optionee and its employees, agents and independent contractors will have the right in respect of the Property to

(a)	enter thereon;

(b)	have quiet possession thereof;

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(c)	carry out exploration, development and evaluation activities including, the removal of Minerals for exploration purposes or for exploitation test works; and

(d)	bring upon and erect upon the Property such structures and other facilities as may be necessary or advisable to carry out exploration, development and evaluation activities.

The Optionee's rights pursuant to this Section 4.1 will at all times be subject to the requirements of the Original Contract and to any restrictions that may be required by applicable laws in Argentina or by regulatory authority and to rights of entry and access reserved to the Optionor hereunder.

4.2	Optionor’s and Titleholder’s Obligations

The Optionor and Titleholder shall provide assistance as necessary to the Optionee in the exploration and development of the Property and in the case of the Optionor, dealing with the Titleholder, and in the case of the optionor and the Titleholder, dealing with any and all land right registration and transfer issues, to ensure this Agreement and the Original Contract remain in good standing, and are carried out in accordance with their intent.

4.3	Optionee's Obligations

The Optionee is obligated during the Option Period to abide by all requirements on the Optionor under the Original Contract, including, or in addition:

(a)
to keep the Property in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard and, in doing so, to conduct all work on or with respect to the Property, in a manner consistent with good mining practice and in compliance with the applicable laws of Argentina;

(b)
 to keep the Property in good standing in accordance with the requirements of the Original Contract and, in the event Optionee fails, or determines not, to earn the Interest, Optionee will make the next payment due to the Titleholder  immediately after termination;

(c)
to keep the Property free and clear of all Encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Optionee) and will proceed with all diligence to contest and discharge any such lien that is filed;

(d)
to permit the Optionor and his employees and designated consultants and agents, at their own risk, to access to the Property at all reasonable times, provided that the Optionor will indemnify the Optionee against and save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee, designated consultant or agent of the Optionor while on the Property except to the extent that any such costs, claims, liabilities or expenses result from the Optionee's gross negligence or wilful misconduct;

Exhibit 10.14 - 16

(e)
to deliver to the Optionor quarterly reports indicating the status of work being conducted on the Property and an estimate of the Expenditures incurred during the previous three months, provided that such reports will not be required for those periods in which there is no work being conducted on the Property;

(f)
to deliver to the Optionor annual (calendar year) reports disclosing any significant technical data learned or obtained in connection with work in respect of the Property, as well as a breakdown of Expenditures incurred in carrying out such work, on or before the 31st day of March of the year following the calendar year to which such report relates; and

(g)	to maintain true and correct books, accounts and records of Expenditures and to make them fully available for the Optionor and the Titleholder.

(h)	To comply with the specific responsibilities of section 5 of the Original, being:

(i)
responsiblity for the necessary personnel contracts for the execution of their contractual commitments and they will, regarding these personnel, give strict enforcement to the effective rules as regards labour and provisional legislation.

(ii)	acquiring Civil Liability insurance to cover contingencies that could occur as a consequence of the activities that the Optionee carries out on the Property.

(iii)
rendering the Titleholder free of responsibility for all damages or consequential damages from judgements or labour, civil, or commercial claims, or penalties formulated by third parties as a consequence of the activity that the Optionee carries out in execution of this Agreement, as well as damages caused to third party, its personnel and/or subcontractors as well as damages caused to the environment. In any one of the suppositions aforementioned, the Optionee will cover the legal defence costs of the Titleholder.

4.4	Management Committee

Starting from the signing of this contract the operations on the Property will be under the direction of a management committee, comprised of the Optionor, Dr. Kevan Ashworth and 3 other representatives of the Optionee which shall initially be, Gary Schellenberg, Roberto Lara and Paul Chung.  The management committee will have the responsibility of developing and overseeing the exploration on the Property.

4.5	Emergency Expenditures

Notwithstanding any other provision of this Agreement, the Optionee will be entitled to incur as Expenditures all costs and expenses necessary to preserve or protect life, limb, property or the environment in respect of the Property or otherwise in the course of exploration or development activities.

4.6	Registered Title

If and as provided by the Original Contract, upon exercise of the Option the Optionee, on behalf of the Joint-Venture, through its Argentine subsidiary (or the Joint Venture if it is a corporate Joint Venture), will be entitled to be the registered holder of the Mineral Rights comprised in the Property, as it exists on the date hereof and any Additional property.

Exhibit 10.14 - 17

4.7	Abandonment of Property

After the exercise of the Option the Joint-Venture may surrender or abandon any Mineral Rights or surface rights comprised in the Property, provided that notice of such proposed abandonment is given to the Optionor, who may elect, by notice to the Optionee within 60 days after the surrender or abandonment notice, to have such Mineral Rights transferred to it without warranty and at its own cost.  Such Mineral Rights will be transferred and assigned to the Optionor as soon as possible following its election.  Failing such election, the Mineral Rights may be abandoned or surrendered as proposed by the Joint Venture.  Following a transfer or abandonment under this section, the Mineral Rights so transferred or abandoned will thereafter cease to form part of the Property or the Area of Interest and will no longer be subject to this Agreement, except with respect to any obligations or liabilities of the Parties as have accrued to the date of such transfer or abandonment.

ARTICLE 5
FORMATION OF JOINT VENTURE

5.1           Formation of Joint Venture

Upon the Optionee acquiring its Option Interest under article 3:

(a)	The Optionor and the Optionee will be deemed to have formed a joint venture for the general purpose of carrying out all such acts which are necessary or appropriate, directly or indirectly, to:

(i)	hold the interest in the Property and the other assets of the Joint Venture,

(ii)	explore the Property for Minerals and, if feasible, develop a mine thereon,

(iii)	so long as it is technically, economically and legally feasible, operate such mine and exploit the Minerals extracted from the Property, and

(iv)	carry out any other activity in connection with or incidental to any of the foregoing;

(b)
the Optionee and Optionor will be deemed to have entered into a joint venture agreement , on the terms set forth in Schedule B, and each of them will negotiate in good faith between them and with Titleholder if necessary and use every commercially reasonable effort to finalize, execute and deliver a formal joint venture agreement containing such terms and any other terms and conditions as would be customary for a comparable joint venture;

(c)
Expenditures, if any, in excess of those required to acquire the Option Interest which have been or are committed to be incurred by or on behalf of the Optionee as Expenditures at the time of formation of the Joint Venture will be deemed to have been approved as Joint Venture program expenditures under the Joint Venture Agreement and each of the Optionee and the Optionor will pay its pro rata share of such costs.

Exhibit 10.14 - 18

5.2	Initial Interests and Expenditures

The Optionee will be deemed to have an initial Participating Interest of 75% and will be deemed to have contributed 75% of the aggregate Expenditures completed by the Optionee hereunder and the Optionor will be deemed to have an initial Participating Interest of 25% and will be deemed to have contributed 25% of the aggregate Expenditures completed by the Optionee hereunder.

5.3	Joint Venture Operator

The Optionee, being the Party with the larger initial Participating Interest, will be the initial operator under the Joint Venture Agreement.

ARTICLE 6
TRANSFERS

6.1	Limitations on Transfers

Except if permitted under and in accordance with this Agreement, no Party will transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer, alienate or otherwise dispose of (in this article to “Transfer”) any or all of its interest in the Property or transfer or assign any of its rights under this Agreement.

6.2	Prohibited Dispositions

A Party is prohibited from Transferring any of its interest in the Property or any of its rights under this Agreement unless:

(a)	its interest in the Property and its rights under this Agreement are Transferred together (or, if a portion, in the same proportion);

(b)	such Transfer occurs when such Party is not in default of any of its covenants and agreements herein contained; and

(c)
such Transfer, if it constitutes a Transfer by a Party of a portion of its interest in the Property and its rights under this Agreement, has been approved by the other Party, such approval not to be unreasonably withheld.

6.3	Right of First Offer

If a Party (in this article the “Transferring Party”) wishes to Transfer all of its interest in the Property and its rights under this Agreement (in this section, the “Holdings”) other than as contemplated under Section 6.4, then it must prior to any such transfer first offer to Transfer the Holdings to the other Party for a cash consideration and upon such other terms and conditions as the Transferring Party deems fit (in this section, the “Offer”).  If the other Party accepts the Offer within the 30-day period following its receipt, then the Transfer will be concluded no later than 30 days after such acceptance.  If the other Party does not accept the Offer within such 30-day period, then the Transferring Party will be free to Transfer the Holdings to a third party at any time after the expiry of such 30-day period and prior to the expiry of the succeeding 90-day period, but only for a cash consideration equal to or greater than the cash consideration stated in the Offer and upon other terms and conditions no less favourable to the Transferring Party than those contained in the Offer.  If the Transferring Party’s Transfer of the Holdings to the other Party or to a third party is not concluded prior to the expiry of such 30-day or 90-day period as aforesaid, any subsequent Transfer by the Transferring Party will be subject to the provisions of this Section 6.3.

Exhibit 10.14 - 19

6.4	Exceptions

Nothing in Section 6.3 applies to or restricts in any manner:

(a)
a disposition by the Transferring Party of all or a portion of its interest in the Property and a transfer or assignment of a proportionate interest in this Agreement to an Affiliate of the Transferring Party, provided that such Affiliate first assumes and agrees to be bound by the terms of this Agreement and the Underlying Agreements and agrees with the other Party in writing to retransfer such interests to the Transferring Party before ceasing to be an Affiliate of the Transferring Party; or

(b)
an amalgamation or corporate reorganization involving the Transferring Party which has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation; or

(c)	a sale, forfeiture, charge, withdrawal, transfer or other disposition or encumbrance which is otherwise specifically required or permitted under this Agreement.

6.5	Conditions of Transfers

As a condition of any Transfer other than to another Party, the transferee must covenant and agree to be bound by this Agreement, including this Article 6, and prior to the completion of any such Transfer, the Transferring Party must deliver to the other Party evidence thereof in a form satisfactory to such other Party.  Notwithstanding any such Transfer, the Transferring Party will remain liable for all of its obligations hereunder, unless the Holdings have been Transferred to a third party pursuant to Section 6.3.

6.6	Partial Transfers

If the Transferring Party Transfers less than all of its entire interest in the Property and under this Agreement, the Transferring Party and its transferee shall act and be treated as one Party and, for such Transfer to be effective, the Transferring Party must first deliver to the other Party the agreement in writing of the Transferring Party and its transferee in favour of the other Party in which:

(a)
as between the Transferring Party and the transferee, the one of them who is authorized to act as the sole agent (in this section the "Agent") on behalf of both of them with respect to all matters pertaining to this Agreement is designated;

(b)	the Transferring Party and its transferee agree between each other and jointly represent and warrant to other Party that:

Exhibit 10.14 - 20

(i)	the Agent has the sole authority to act on behalf of, and to bind, the Transferring Party and its transferee with respect to all matters pertaining to this Agreement;

(ii)
the other Party may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by both the Transferring Party and its transferee; and

(iii)
all decisions of, notices and other communications from, and failures to respond by, the other Party to the Agent shall be deemed to have been given (or not given) concurrently to the Transferring Party and its transferee.

ARTICLE 7
FORCE MAJEURE

7.1	Events

Notwithstanding any other provisions contained herein, a Party will not be liable for its failure to perform any of its obligations under this Agreement due to a Force Majeure.

7.2	Effect of Force Majeure

All time limits imposed by this Agreement (including, without limitation, the time within which Expenditures are to be made) will be extended by a period equivalent to the period of delay resulting from a Force Majeure described in Section 7.1.

7.3	Obligation to Remove Force Majeure

A Party relying on the provisions of this Article 7 will take all reasonable steps to eliminate any Force Majeure and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if a Force Majeure renders completion impossible.

7.4	Giving Notice

A Party relying on the provisions of this Article 7 will give notice to the other Party forthwith upon the occurrence of the Force Majeure and forthwith after the end of the period of delay when such Force Majeure has been eliminated or rectified.

ARTICLE 8
CONFIDENTIAL INFORMATION

8.1	Confidential Information

Except as specifically otherwise provided for herein or in the Original Contract, the parties and their affiliates will keep confidential all data and information respecting this Agreement and the Property and will refrain from using it other than for the activities contemplated hereunder or publicly disclosing unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the consent of the other Party, such consent not to be unreasonably withheld.

Exhibit 10.14 - 21

8.2	Information in Public Domain

The provisions of this Article 8 do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.

8.3	News Release

The Optionee and Optionor will consult with each other prior to issuing any press release or other public statement regarding the Property or the activities of the Optionee or the Optionor with respect thereto.  In addition, the Optionee will obtain prior approval from the Optionor, which will not unreasonably be refused, before issuing any press release or public statement using the other Party's name or the names of any of the other Party's assignees.

ARTICLE 9
ARBITRATION

9.1	Single Arbitrator

Any matter in dispute hereunder will be determined by a single arbitrator to be appointed by the Parties.

9.2	Prior Notice

Any Party may refer any such matter to arbitration by notice to the other Party and, within 10 Business Days after receipt of such notice, the Parties will agree on the appointment of an arbitrator.  No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

9.3	No Agreement

If the Parties cannot agree on a single arbitrator as provided in Section 9.2, or if the person appointed is unwilling or unable to act, either Party may submit the matter to arbitration before a single arbitrator in accordance with rules for conciliation and arbitration of the British Columbia International Commercial Arbitration Centre (in this article, the “Rules”).

9.4	Conduct of Arbitration

Except as otherwise specifically provided in this Article 9, an arbitration hereunder will be conducted in English in accordance with the Rules.  The arbitrator will fix a time and place in Vancouver for the purpose of hearing the evidence and representations of the Parties and he or she will preside over the arbitration and determine all questions of procedure not provided for under the Rules or this Article 9.  After hearing any evidence and representations that the Parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the Parties.  The decision of the arbitrator will be made within 45 days after his or her appointment, subject to any reasonable delay due to unforeseen circumstances.  The expense of the arbitration will be paid as specified in the award.  The arbitrator’s award will be final and binding upon each of the Parties.

Exhibit 10.14 - 22

ARTICLE 10
AREA OF INTEREST

10.1	Limitation on Acquisitions

Each of the Parties hereby covenants and agrees with the other Party that it will not acquire, nor will it permit any Affiliate to acquire, any Mineral Rights or Surface Rights located wholly or in part within the Area of Interest unless such Mineral Rights or Surface Rights are made subject to the terms of this Agreement and the acquiring Party (or, if an Affiliate of a Party has completed the acquisition, then such Party, in either case in this article referred to as the “Acquiring Party”) complies with the provisions of this Article.

10.2	Acquisition of Additional Property

Forthwith upon completing an acquisition of Mineral Rights or Surface Rights located wholly or in part within the Area of Interest, the Acquiring Party will give notice thereof to the other Party, setting out the location of the Mineral Rights or Surface Rights and all information known to the Acquiring Party and its Affiliates about such Mineral Rights or Surface Rights, the costs of acquisition and all other pertinent details relating thereto.

Upon receipt of such notice, the notified Party will have a period of 15 days to elect, by notice to the Acquiring Party, to include such Mineral Rights or Surface Rights in the Property and make them subject to the terms of this Agreement.  Upon such election such Mineral Rights or Surface Rights will constitute Additional Property for inclusion in the Property thereafter for all purposes of this Agreement.

If the Acquiring Party is the Optionor, then the Optionee will reimburse it for the acquisition costs that it or its Affiliate has incurred.  When paid by the Optionee in the first instance or reimbursed by the Optionee, the acquisition costs for any Additional Property will be deemed to constitute Expenditures hereunder.

10.3	Notice of Rejection

If, within the 15-day period referred to in paragraph 10.3, the notified Party does not give the notice referred to in paragraph 10.4, it will be deemed to have consented to the exclusion of the Mineral Rights or Surface Rights in question from the Area of Interest, which may thereafter be held or dealt with by the Acquiring Party or its Affiliate free of the terms and conditions of this Agreement.

10.4	Title to Additional Property

If the Acquiring Party is the Optionee or an Affiliate of the Optionee, the Mineral Rights or Surface Rights comprised in the Additional Property acquired will be forthwith registered in the name of or transferred to the Optionor.  Forthwith upon such registration or upon the acquisition of any Additional Property by the Optionor or an Affiliate of the Optionor, the Optionor will deliver executed and registerable transfers thereof as contemplated in Section 4.6.

10.5	Further Assurance

Each of the Parties will execute and deliver or cause to be executed and delivered such further documents and instruments and give such further assurances as the other may reasonably require to evidence and give effect to any acquisition, registration or transfer of Mineral Rights or Surface Rights contemplated in this Article 10.

Exhibit 10.14 - 23

10.6	Non-Compliance Constitutes Default

Non-compliance with the provisions of this Article 10 by an Affiliate of a Party will constitute a default under this Agreement by such Party unless such Party can satisfy the other Party that the Affiliate was acting independently and at arm's length, without information from or direction by the affiliated Party and that such affiliated Party could not reasonably have enforced compliance with the terms hereof by its Affiliate in the circumstances.

ARTICLE 11
NOTICE

11.1	Method

Each notice, consent, demand or other communication (in this article the "Notice") required or permitted to be given under this Agreement will be in writing and may be personally delivered or sent by facsimile to the address or fax number as set forth in the recitals to this Agreement.  A Notice, if so personally delivered, will be deemed to have been given and received on the date of actual delivery and, if so given by facsimile, will be deemed to have been given and received on the date sent, if sent during normal business hours of the recipient on a Business Day and otherwise on the next Business Day.

11.2	Amending Addresses

Either Party may at any time and from time to time notify the other Party in accordance with this Article 11 of a change of address or fax number, to which all Notices will be given to it thereafter until further notice in accordance with this Section 11.

ARTICLE 12
GENERAL

12.1	Other Activities and Interests

This Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property and the Area of Interest.  Each Party will have the free and unrestricted right to enter into, conduct and benefit from business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate including, without limitation, involving Mineral Rights or Surface Rights adjoining the Area of Interest or which previously formed a part of the Property.

12.2	Entire Agreement

This Agreement and the schedules hereto constitute the entire agreement between the Parties and supersedes and replaces any preliminary or other agreement or arrangement, whether oral or written, express or implied, statutory or otherwise heretofore existing between the Parties in respect of the subject matter of this Agreement including, without limitation, the Letter Agreement.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

Exhibit 10.14 - 24

12.3	No Waiver

No consent hereunder or waiver of or with respect to any term or condition of this Agreement will be effective unless it is in writing and signed by the consenting or waiving Party.  No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder will be deemed or construed to be consent to or a waiver of any other breach or default.

12.4	Further Assurances

The Parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in the Property.

12.5	Manner of Payment

All payments to be made to any Party may be made by cheque or draft mailed or delivered to such Party at its address for notice purposes as provided herein, or for the account of such Party at such bank in Canada or the United States as the Party may designate from time to time by notice to the other Party.  Such bank or banks will be deemed the agent of the designating Party for the purposes of receiving, collecting and receipting such payment.

12.6	Enurement

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

12.7	Special Remedies

Each of the Parties agrees that its failure to comply with the covenants and restrictions set out in Section 4.5, Article 6, Article 8 or Article 10 would constitute an injury and cause damage to the other Party impossible to measure monetarily.  Therefore, in the event of any such failure, the other Party will, in addition and without prejudice to any other rights and remedies that it may have at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of Section 4.3 or 4.5, Article 6, Article 8 or Article 10, as the case may be, and any Party intending to breach or which breaches the provisions of Section 4.3 or 4.5, Article 6, Article 8 or Article 10 hereby waives any defence it may have at law or in equity to such injunctive or equitable relief.

12.8	Time of the Essence

Time is of the essence in the performance of each obligation under this Agreement.

12.9	Counterparts and Fax Execution

This Agreement may be executed in any number of counterparts and all such counterparts, taken together, shall be deemed to constitute one and the same instrument.  This Agreement may be signed and accepted by facsimile.

Exhibit 10.14 - 25

IN WITNESS WHEREOF this Agreement has been executed as of the date first above given.

The Corporate Seal of TNR GOLD CORP was affixed in the presence of: /s/ Authorized Signatory Authorized Signatory Authorized Signatory	) ) ) ) ) ) C/S ) ) ) )

SIGNED SEALED AND DELIVERED by FABIO MONTANARI in the presence of: /s/ witness signature Witness	) ) ) ) /s/ Fabio Montanari ) ) FABIO MONTANARI

SIGNED SEALED AND DELIVERED by ANTONIO AUGUSTIN GIULIANOTTI in the presence of: Witness	) ) ) ) ) ) ANTONIO AUGUSTIN GIULIANOTTI

Exhibit 10.14 - 26

SCHEDULE “A”:

Original Contract

Exhibit 10.14 - 27

SCHEDULE “B”:

JOINT-VENTURE AGREEMENT

Exhibit 10.14 - 28

SCHEDULE “C”:

Letter of Intent

Exhibit 10.14 - 29